Exhibit 10.106

BUSINESS TRANSITION AGREEMENT

by and among

HEALTH NET, INC.,

HEALTH NET OF THE NORTHEAST, INC.,

HEALTH NET LIFE INSURANCE COMPANY,

UNITEDHEALTHCARE INSURANCE COMPANY,

OXFORD HEALTH PLANS, LLC,

OXFORD HEALTH INSURANCE, INC.

and

UNITEDHEALTH GROUP INCORPORATED,

SOLELY WITH RESPECT TO SECTION 4.8(b) AS GUARANTOR

December 11, 2009

i

Section 8.10. Entire Agreement; Further Assurance	18
Section 8.11. No Third Party Beneficiaries	18
Section 8.12. Severability	18
Section 8.13. Construction	18
Section 8.14. Duration	18
Section 8.15. Survival	19

EXHIBITS

A	Communication Plan
B	Forms of Termination Notice, Member Materials and Broker/Consultant Materials

SCHEDULES

2.1(a)	Transition Schedule
2.2(d)	Specified Vendors and Providers
2.4(a)(i)	Form of Additional Enrollment Report Information
2.4(a)(ii)	Form of Accumulator Report Information
4.6(a)	Form of Underwriting Report

ii

BUSINESS TRANSITION AGREEMENT

THIS BUSINESS TRANSITION AGREEMENT (this “Agreement”) is made and entered into on December 11, 2009 (the “Effective Date”), by and among Health Net, Inc., a Delaware corporation (“Parent”), Health Net of the Northeast, Inc., a Delaware corporation (“Seller”), Health Net Life Insurance Company, a California corporation (“HN Life”), Oxford Health Plans, LLC, a Delaware limited liability company (“Buyer”), UnitedHealthcare Insurance Company, a Connecticut stock insurance company (“UHIC”), Oxford Health Insurance, Inc., a New York corporation (“Oxford” and together with UHIC, “United”) and, solely with respect to Section 4.8(b), UnitedHealth Group Incorporated, a Minnesota corporation (“UHG”) (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Parent, Seller, Buyer and UHG have entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 20, 2009, which provides for, among other things, the sale of all of the issued and outstanding shares of Health Net of Connecticut, Inc., a Connecticut corporation, FOHP, Inc., a New Jersey corporation, Health Net of New Jersey, Inc., a New Jersey corporation, Health Net of New York, Inc., a New York corporation, Health Net Insurance of New York, Inc., a New York corporation, and Health Net Services (Bermuda) Ltd., a Bermuda company, and for a membership renewal rights transaction with respect to the Connecticut and New Jersey business of HN Life;

WHEREAS, United is an Affiliate of the following entities, Oxford Health Insurance, Inc., Oxford Health Plans (NY), Inc., Oxford Health Plans (CT), Inc., Oxford Health Plans (NJ), Inc., UnitedHealthcare Insurance Company, UnitedHealthcare Insurance Company of New York, and UnitedHealthcare Service, LLC (each a “Legacy United Entity” and collectively the “Legacy United Entities”), which are licensed to offer, collectively, health insurance products in the Applicable States;

WHEREAS, HN Life is a licensed life and health insurance company offering health insurance and health benefit products in the Applicable States;

WHEREAS, in connection with the Stock Purchase Agreement, the Parties desire to transition the Membership, which shall not include Medicare or Medicaid members, of HN Life to the Legacy United Entities and to enroll the Membership in Legacy United Entities’ Plans; and

WHEREAS, in connection with such transition, Seller and HN Life desire to permit United and the Legacy United Entities access to certain information regarding the Membership and HN Life Employer Groups and to do such other things as are set forth in this Agreement in order to facilitate the efforts of the Legacy United Entities to enroll the Membership as Transferred Members in Legacy United Entities’ Plans, all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used in this Agreement but not defined herein, unless otherwise indicated, have the respective meanings assigned to them in the Stock Purchase Agreement.

As used in this Agreement, the following terms shall have the meanings set forth herein:

“Accumulator Report” shall have the meaning ascribed to it in Section 2.4(a)(ii).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or comparable ownership if the Person is not a corporation).

“Agreement” shall have the meaning ascribed to it in the first paragraph.

“Applicable States” shall mean the following states: Connecticut and New Jersey.

“ASO Contracts” means any administrative services only contract entered into by a Person for the administration of health care benefits or services for which an employer group remains financially responsible on a self-insured basis. For purposes of this definition, a contract is not an ASO Contract because it is experience rated, retrospectively rated, or a minimum premium or similar arrangement so long as an insurance or HMO license is required under applicable Law to issue the contract.

“Books and Records” shall mean claims files, underwriting files, contract form files, rate files and filings, enrollment files, billing files, actuarial support files, premium receivable files and enrollment census information regarding the Membership under the HN Life Health Plan Contracts in the Applicable States, whether stored electronically or otherwise, in form and substance as are maintained by HN Life, either directly or indirectly through an Affiliate or other entity providing administrative services for HN Life. For the avoidance of doubt, Books and Records shall not include data regarding members other than the Members.

“Broker/Consultant Materials” shall have the meaning ascribed to it in Section 3.2.

“Brokers/Consultants” shall mean all Persons who are parties to broker, producer, consultant, agency or other similar agreements pursuant to which such Persons arrange for sales of HN Life Health Plan Contracts to Employer Groups in the Applicable States. The definition of Brokers/Consultants does not include HN Life or Persons who are employees of HN Life or its Affiliates.

“Business” shall mean HN Life’s business in the Applicable States relating to the Membership.

“Buyer” shall have the meaning ascribed to it in the first paragraph.

“Chosen Courts” shall have the meaning ascribed to it in Section 8.6.

“Commissions” means all commissions, expense allowances, benefit credits, service fees, payments and other fees and compensation payable to Brokers/Consultants with respect to the HN Life Health Plan Contracts.

“Communication Plan” shall have the meaning ascribed to it in Section 3.1.

“Effective Date” shall have the meaning ascribed to it in the first paragraph.

“Enrollment Report” shall have the meaning ascribed to it in Section 2.4(a).

“Excluded Business” shall mean any and all of HN Life’s membership, assets, books and records, business, contracts or business process outsourcing arrangements, other than HN Life Health Plan Contracts with HN Life Employer Groups.

“Fully Insured Contract” shall mean a contract for the provision of services for a broad spectrum of medical health benefits to an individual or group under which the risk of loss is borne by the insurer (including contracts pursuant to which the insured bears a portion of the risk through deductibles, co-payments and other Member cost-sharing features).

“HN Life” shall have the meaning ascribed to it in the first paragraph.

“HN Life Employer Groups” shall mean any or all Employer Groups sitused in the Applicable States which contract to provide health benefits on behalf of their eligible employees, members or beneficiaries who are enrolled pursuant to HN Life Health Plan Contracts, consistent with HN Life’s past practices, as of or following the Effective Date.

“HN Life Health Plan Contracts” shall mean (a) the commercial group health care benefit insurance contracts to which HN Life is a party and (i) which involve the arrangement, delivery, provision or payment of health care benefits to Members, (ii) which were entered into pursuant to a license maintained by HN Life, and (iii) in which the risk of loss is borne by HN Life (including contracts pursuant to which the insured bears a portion of the risk of loss through deductibles, co-payments and other Member cost-sharing features); and (b) commercial group health care benefit contracts between HN Life, as a third party administrator, and an Employer Group in which the economic risk of medical claims is borne by the health and welfare benefit plan or trust sponsored or established by the Employer Group.

“Law” means any applicable federal, state or local statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, regulatory settlement or stipulation of or by any Governmental Entity, including all applicable health care and insurance laws.

“Legacy United Entities” shall have the meaning ascribed to it in the second recital.

“Legacy United Entities’ Plans” shall mean the commercial group (large and small) health benefit products offered, sold or maintained by a Legacy United Entity and, if applicable, approved from time to time by the applicable Governmental Entities for use in the Applicable States. Legacy United Entities’ Plans include both self-funded benefit plans administered by a Legacy United Entity and medical benefit products sold by a Legacy United Entity and products under which a Legacy United Entity bears insurance risk or insures with respect to the cost of covered services.

“Legacy United Entity” shall have the meaning ascribed to it in the second recital.

“Member Materials” shall have the meaning ascribed to it in Section 3.2.

“Members” shall mean covered individuals and dependents who are properly enrolled pursuant to HN Life Health Plan Contracts as of or following the Effective Date.

“Membership” shall mean the commercial group (large and small) membership enrolled by HN Life pursuant to HN Life Health Plan Contracts issued to HN Life Employer Groups sitused in the Applicable States. The Membership shall include all Members under a HN Life Health Plan Contract that was sold by HN Life to a HN Life Employer Group sitused in an Applicable State, whether or not each individual Member under such HN Life Health Plan Contract is resident in an Applicable State, based on HN Life’s ordinary course records.

“Nonpublic Personal Information” shall have the meaning ascribed to it in Section 5.3(a).

“Oxford” shall have the meaning ascribed to it in the first paragraph.

“Parent” shall have the meaning ascribed to it in the first paragraph.

“Party” and “Parties” shall have the meanings ascribed to them in the first paragraph.

“Person” shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Entity or any other entity.

“Renewal Contracts” shall have the meaning ascribed to it in Section 4.2.

“Representative” shall have the meaning ascribed to it in Section 5.1.

“Seller” shall have the meaning ascribed to it in the first paragraph.

“Stock Purchase Agreement” shall have the meaning ascribed to it in the first recital.

“Termination Notice” shall have the meaning ascribed to it in Section 3.2.

“Transferred Member” shall mean a Member who Renews in a Legacy United Entities’ Plan after the termination or expiration of such Member’s enrollment under a HN Life Health Plan Contract during the period commencing on the Effective Date and ending on the last day of the Transition Period.

“Transition Period” shall have the meaning ascribed to it in Section 2.1(a).

“Transition Report” shall have the meaning ascribed to it in Section 2.4(b).

“Transition Schedule” shall have the meaning ascribed to it in Section 2.1(a).

“UHG” shall have the meaning set forth in the first paragraph.

“UHIC” shall have the meaning ascribed to it in the first paragraph.

“United” shall have the meaning ascribed to it in the first paragraph.

ARTICLE II.

TRANSITION OF MEMBERSHIP

Section 2.1. Transition of Members. Subject to and upon the terms and conditions of this Agreement, the Parties agree to the following:

(a) Announcement. As soon as practicable after the Effective Date, and subject to applicable Laws (including any required regulatory notice or approval), HN Life shall announce the plans of HN Life to exit the Business and terminate its operations with respect to the Business, in the Applicable States, and shall commence the process of assisting in the transition of HN Life Employer Groups and Members to the Legacy United Entities; provided, however, that such announcement and process shall be conducted in accordance with the Communication Plan and Schedule 2.1(a) (the “Transition Schedule”). The Transition Schedule created by the Parties shall take into account various factors related to the timing and coordination of the announcement and transition process, including coordination of the timing of HN Life’s exiting the Business in the Applicable States with the exit of the Acquired Companies, and timing considerations regarding HN Life Health Plan Contracts that have plans with features administered by both HN Life and an Acquired Company. Seller and HN Life shall use commercially reasonable efforts to facilitate the issuance by Legacy United Entities of Legacy United Entities’ Plans in replacement of the in-force policies and other products that constitute the Business until the termination of each policy or other product that constitutes the Business (the “Transition Period”).

(b) Enrollment. United shall commence the process of offering, selling and enrolling HN Life Employer Groups and Members who request enrollment in a Legacy United Entities’ Plan in the Applicable States in accordance with the Communication Plan and Transition Schedule as soon as practicable after the Effective Date. During the Transition Period, United and its Affiliates shall not offer or sell Fully Insured Contracts to Members or HN Life Employer Groups or enroll Members or HN Life Employer Groups in Fully Insured

Contracts or ASO Contracts other than through a Legacy United Entity and Legacy United Entities’ Plan. For the avoidance of doubt, the preceding sentence shall not apply to United’s or United’s Affiliates’ offer or sale to Members or HN Life Employer Groups of, or enrollment of Members or HN Life Employer Groups in, vision, dental, pharmacy, behavioral health or any other products other than contracts or plans for the provision of Fully Insured Contracts.

Section 2.2. Transition Efforts.

(a) From and after the Effective Date, Seller and HN Life shall exclusively endorse the Legacy United Entities as the recommended replacement carrier or administrative services provider (as applicable), subject to applicable Laws and in accordance with the Communication Plan and the Transition Schedule, and shall facilitate the transition of the HN Life Employer Groups and Members to the Legacy United Entities. Seller and HN Life shall cooperate with United and the HN Life Employer Groups in order to assist them in effectuating the transition of HN Life Employer Groups and Members from HN Life to Legacy United Entities. If a Legacy United Entity and HN Life Employer Group (and if required, Broker/Consultant) agree that such HN Life Employer Group will enter into a Legacy United Entities’ Plan prior to the scheduled expiration date of the HN Life Health Plan Contract then in effect, then upon receipt of written notice from United relating thereto, the Legacy United Entity shall provide to the HN Life Employer Group a mutual cancellation agreement to cancel coverage under the HN Life Health Plan Contract as of the effective date of coverage under the Legacy United Entities’ Plan. HN Life shall execute such mutual cancellation agreement promptly upon United’s request. United will use its commercially reasonable efforts to rewrite any such cancelled HN Life Health Plan Contracts, subject to Legacy United Entities’ Plans underwriting guidelines and other requirements, as determined in such Legacy United Entity’s discretion and as such underwriting guidelines and other requirements are applied by such Legacy United Entity in a manner consistent with such Legacy United Entity’s application of underwriting guidelines and requirements to business other than the Business.

(b) After the Effective Date, at the first opportunity to enroll eligible HN Life Employer Groups (if not already enrolled with a Legacy United Entity Plan in accordance with Section 2.2(a)) and Members (e.g., upon applicable policy anniversary or other renewal date of HN Life Health Plan Contracts after the Effective Date), United shall offer each eligible HN Life Employer Group and Member one or more of Legacy United Entities’ Plans; provided, however, that United in its discretion may elect not to offer enrollment to HN Life Employer Groups or Members if such HN Life Employer Groups or Members do not satisfy the underwriting guidelines and rating methodology of United in the applicable market, as such underwriting guidelines and rating methodology are applied by United in a manner consistent with United’s application of underwriting guidelines and rating methodology to business other than the Business. Furthermore, United in its discretion may elect not to enroll in a Legacy United Entity Plan any HN Life Employer Group or Member (i) who fails to satisfy any eligibility requirements of the applicable Legacy United Entity Plan, as such eligibility requirements are applied by United in a manner consistent with United’s application of eligibility requirements to business other than the Business; (ii) for whom premiums or fees are not current in any HN Life Health Plan Contracts; or (iii) who has terminated, has been terminated by HN Life, or submitted a notice of termination of, or intent to terminate, such membership pursuant to such HN Life Health Plan Contracts. In addition to the activities set forth in Sections 3.2 and 3.3, HN Life shall use commercially reasonable efforts to (x) cause qualified employees to attend and participate in meetings lead by United, in the manner and to the extent such attendance and participation is requested by United with reasonable advance notice, with HN Life Employer Groups that are large groups or Brokers/Consultants, and (y) cooperate with United’s efforts to transition HN Life Employer Groups and Members to Legacy United Entities’ Plans and to gain the commitment of Brokers/Consultants to do business with the Legacy United Entities in the Applicable States.

(c) In accordance with the Transition Schedule, the Parties shall use commercially reasonable efforts to transfer each HN Life Employer Group’s health care benefits provided by HN Life and the Acquired Companies as a whole (e.g., with respect to a HN Life Employer Group that has health care benefit insurance products administered by HN Life and health care benefit insurance products administered by one of the Acquired Companies, the Parties shall use commercially reasonable efforts to attempt to transition all such products to products (or comparable products) that are offered by one or more Legacy United Entities), to the extent that comparable products are offered by Legacy United Entities and subject to the choice of the HN Life Employer Group and the applicable Legacy United Entity’s underwriting guidelines, rating methodologies, eligibility requirements and other requirements, as such guidelines, methodologies and requirements are applied by United in a manner consistent with United’s application thereof to business other than the Business.

(d) In connection with the transition of Membership pursuant to Section 2.1, and upon the terms and subject to the conditions set forth in this Agreement, Seller and HN Life shall use commercially reasonable efforts to (i) cause qualified employees of HN Life or its Affiliates, to the extent such employees have not been hired by Buyer in accordance with the terms of the Stock Purchase Agreement, to attend and participate in meetings lead by United, in the manner and to the extent such attendance and participation is requested by United with reasonable advance notice, with hospitals and hospital systems, other major health care providers and other significant vendors with contractual relationships with HN Life, in the Applicable States, as listed in Schedule 2.2(d) and (ii) cooperate with United’s efforts to gain the commitment of such persons to do business with the Legacy United Entities in the Applicable States.

Section 2.3. Compensation. No cash consideration will be paid to Parent and its Affiliates, on the one hand, or United and its Affiliates, on the other hand, for the facilitation of the transition of the Business and Membership from HN Life to Legacy United Entities. The sole consideration for such transition of the Business and Membership shall be the performance of the respective Parties’ obligations hereunder.

Section 2.4. Reporting.

(a) Enrollment Reports. HN Life shall prepare and deliver to United (i) on the Effective Date and on or before the tenth Business Day of each calendar quarter after the Effective Date until the end of the Transition Period enrollment reports (each, an “Enrollment Report”) which list, as of the last day of the calendar month preceding each such Enrollment Report, the name, address, telephone number and renewal date of each HN Life Employer Group, the name, address and telephone number of each HN Life Employer Group plan administrator and Broker/Consultant, the names of Members, including any HN Life Employer Groups or Members added to the Membership as a result of retroactive adjustments, any off-

cycle termination since the previous month’s report, and such other information as specified in Schedule 2.4(a)(i) and (ii) on the Effective Date and on a weekly basis thereafter (with the exact day of delivery to be agreed upon by the Parties), reports (each, an “Accumulator Report”) which list, as of the end of the week preceding each such Accumulator Report, accumulator data, as prepared in accordance with HN Life’s past practices, for each HN Life Employer Group and Member, including such other information as specified in Schedule 2.4(a)(ii). Each Accumulator Report shall be provided in a consistent electronic format. Any updates to a previously delivered Enrollment Report resulting from retroactive adjustments to Membership shall be reflected on the next applicable Enrollment Report following the availability of such data. For the avoidance of doubt, HN Life’s obligation to deliver Enrollment Reports to United shall be in addition to Seller’s obligation to deliver the Initial Membership Statement, the Effective Date Membership Statement and updates thereto pursuant to the terms of the Stock Purchase Agreement.

(b) United’s Transition Reports. Within ten (10) Business Days following each calendar month that ends during the Transition Period, United shall (i) prepare a report setting forth the number of Members who became Transferred Members during the preceding quarter (each a “Transition Report”) and (ii) deliver such Transition Report to Seller. For the avoidance of doubt, United’s obligation to deliver Transition Reports to Seller shall be in addition to its obligation to deliver Membership Renewal Statements pursuant to the terms of the Stock Purchase Agreement.

(c) Verification. Each Party shall afford to the other Party and its representatives reasonable access during normal business hours, and upon reasonable notice by the requesting Party, to such information reasonably necessary to verify and audit the accuracy of the Enrollment Reports and the Transition Reports.

Section 2.5. Excluded Business. For the avoidance of doubt, the Excluded Business is not being sold, transferred or transitioned to United or any of its Affiliates pursuant to this Agreement.

ARTICLE III.

COMMUNICATIONS

Section 3.1. Communication Plan. The Parties shall comply with the communication plan (the “Communication Plan”) attached hereto as Exhibit A. The intent of the Communication Plan is for Seller and HN Life to assist United in efforts to gain the commitment of HN Life Employer Groups, Members and Brokers/Consultants to the transition of the Membership to Legacy United Entities. The Communication Plan shall require that all communication templates be approved by HN Life and United prior to use. It shall identify specific information to be disseminated to HN Life Employer Groups, Members and Brokers/Consultants, or any subsets thereof, and it shall include when, to whom and by whom such information is to be disseminated. The Communication Plan shall also include (a) a schedule of mailing dates of letters of termination and introduction, which mailing dates shall comply with policy language and requirements of applicable Law, and (b) information that may be provided to HN Life Employer Groups, Members and Brokers/Consultants regarding whom to contact and how to contact such persons about operational issues arising in the implementation of this Agreement.

Section 3.2. Notice of Transition. Consistent with Section 2.1(a), in accordance with the Communication Plan and Transition Schedule, HN Life shall deliver to every HN Life Employer Group and Member a notice (the “Termination Notice”) that their HN Life Health Plan Contract will be terminated or non-renewed as soon as permitted by applicable Law. To the extent required by applicable Law or deemed necessary or advisable by HN Life, HN Life shall cause the Termination Notice to be reviewed by and found acceptable to the applicable Governmental Entities prior to mailing. HN Life shall include in the mailing containing such Termination Notices a separate notice prepared by United which shall inform the HN Life Employer Groups and Members of, among other things, the availability of Legacy United Entities’ Plans and include a description of options with respect to HN Life Health Plan Contracts and Legacy United Entities’ Plans (the “Member Materials”). HN Life shall deliver to each Broker/Consultant, on behalf of United, a notice prepared by United which shall inform the Brokers/Consultants of the proposed transition and contain sufficient information to enable the Brokers/Consultants to respond to questions from HN Life Employer Groups and Members and effectively assist in the transition of HN Life Employer Groups and Members to Legacy United Entities’ Plans (the “Broker/Consultant Materials”). To the extent required by applicable Law or deemed necessary or advisable by United, United shall cause the Member Materials and the Broker/Consultant Materials to be reviewed by and found acceptable to the applicable Governmental Entities prior to mailing. The Termination Notice, Member Materials and Broker/Consultant Materials shall be substantially in the form set forth on Exhibit B. United shall supply HN Life with sufficient copies of the Member Materials and Broker/Consultant Materials for the mailings contemplated by this Agreement, and shall bear sole responsibility for, and all costs and expenses associated with, the timely printing of such materials. HN Life shall produce sufficient copies of the Termination Notice for the mailings contemplated by this Agreement, and shall bear sole responsibility for, and all costs and expenses associated with, the timely printing of such materials. United hereby covenants that any Member Materials and Broker/Consultant Materials to be included in the mailings contemplated by this Agreement shall comply with applicable Law. Seller and HN Life hereby covenant that any Termination Notices to be included by Seller or HN Life in the mailings contemplated under this Agreement shall comply with applicable Law.

Section 3.3. Mailings. HN Life shall mail promptly, and in no event later than the dates set forth in the Communication Plan, the Termination Notice and Member Materials to every HN Life Employer Group and Member (provided that, with respect to Members who reside at the same address, HN Life may mail one set of such materials to the shared address), and the Broker/Consultant Materials to each Broker/Consultant, with HN Life and United each responsible for its pro rata share (based on the amount of materials provided by such Party in the relevant mailing) of the costs and expenses (other than printing costs and expenses) associated with such initial mailings; provided, however, that (a) United shall have no responsibility for any costs or expenses for any such initial mailings that do not include Member Materials or Broker/Consultant Materials, and (b) United shall solely bear responsibility for the costs and expenses associated with any subsequent or repeat mailings made by United or at United’s written request of Member Materials and Broker/Consultant Materials or other materials United desires to send to HN Life Employer Groups, Members or Broker/Consultants. HN Life, at HN

Life’s sole cost and expense, shall be responsible for all non-renewal and cancellation notifications and other requirements under applicable Law with respect to the HN Life Health Plan Contracts, HN Life Employer Groups and the Membership, including those notifications and other requirements required in the event that the Legacy United Entities choose not to enroll any HN Life Employer Group or Member upon expiration of the applicable HN Life Health Plan Contract. United and HN Life agree to cooperate with each other with respect to the timing and content of such non-renewal and, if requested, cancellation notifications to the Membership in order to facilitate HN Life’s fulfillment of its legal obligations with respect to the Membership.

ARTICLE IV.

ADDITIONAL COVENANTS

Section 4.1. Rates.

(a) United shall have sole authority for: (i) developing the rates for Legacy United Entities’ Plans; (ii) if and to the extent required by applicable Law, obtaining approval from the appropriate Governmental Entities for the rates and other terms of the Legacy United Entities’ Plans and of any activities of United related to the transition of HN Life Employer Groups and Members or otherwise in connection with the transactions contemplated hereby; (iii) utilizing such rates to calculate premiums according to established underwriting guidelines, as such guidelines are applied by United in a manner consistent with United’s application thereof to business other than the Business, for Legacy United Entities’ Plans in compliance with applicable Law; (iv) subject to the provisions of Sections 2.2(b), 3.1, 3.2, 3.3 and 4.5 hereof, soliciting, marketing to, and otherwise contacting Brokers, Consultants and HN Life Employer Groups with regard to Legacy United Entities’ Plans; and (v) negotiating the terms of all Legacy United Entities’ Plans.

(b) Notwithstanding the foregoing, for any Members renewed on HN Life Health Plan Contracts, whether under guaranteed renewable HN Life Health Plan Contracts or as otherwise required by applicable Law, HN Life shall have sole authority for determining applicable rates.

Section 4.2. Cessation of Renewals. From and after the Effective Date, with respect to each HN Life Health Plan Contract, HN Life shall cease renewing such contracts as soon as allowable by applicable Law, except (i) for new or renewal contracts arising from quotations outstanding as of the Effective Date; provided that the effective date for such new or renewal contracts is not later than ninety (90) days after the Effective Date, or (ii) with respect to those insurance contracts that are guaranteed renewable such that they cannot, by their terms or under applicable Law, be terminated at such time by notice from, or by other unilateral action initiated or taken by, HN Life (the “Renewal Contracts”). HN Life shall determine the applicable fees or rates and term of such required renewal, and unless otherwise agreed by the Parties, any such required renewal by HN Life shall be renewed for a term that is limited to the minimum requirements of such guarantees or applicable Law.

Section 4.3. Termination of Operations. In connection with the transactions contemplated by this Agreement, subject to Section 4.2, HN Life agrees to terminate its operations with respect to the Business in the Applicable States as soon as reasonably possible, consistent with applicable Law and in accordance with the Transition Schedule.

Section 4.4. Brokers/Consultants.

(a) HN Life shall provide United the name and contact information for, and introductions to, Brokers/Consultants, and shall use commercially reasonable efforts to introduce United to such Broker/Consultants. United shall, in United’s discretion, consider (i) appointing such Brokers/Consultants to the extent that they are not currently appointed by the Legacy United Entities to serve as Brokers/Consultants on behalf of one or more Legacy United Entities’ Plans and (ii) entering into contracts with such Brokers/Consultants.

(b) All commissions and other consideration payable to any broker, consultant, producer, agent or other intermediary as a result of the sale of Legacy United Entities’ Plans pursuant to this Agreement shall be the sole responsibility of United. Any commissions or other consideration payable to any Broker/Consultant or other intermediary for the sale of HN Life Health Plan Contracts shall be the sole responsibility of Parent, Seller and HN Life. United shall send HN Life retroactive membership information following the transfer of HN Life Employer Groups to Legacy United Entities’ Plans (to allow HN Life to apply any membership changes to HN Life’s systems and adjust Commissions accordingly).

Section 4.5. Regulatory Matters.

(a) United shall use commercially reasonable efforts to ensure that the Legacy United Entities are and shall remain during the Transition Period, and their respective employees, agents and representatives are, or shall become and remain during the Transition Period, licensed by the Governmental Entities of all jurisdictions in which they are required to be in order to offer, sell or enroll HN Life Employer Groups and Members in a Legacy United Entities’ Plan. Each of the Legacy United Entities shall bear all costs and expenses relating to its own licensing and the licensing of its employees, agents and representatives.

(b) HN Life shall use commercially reasonable efforts to ensure that it is and shall remain during the Transition Period, and its respective employees, agents and representatives are, or shall become and remain during the Transition Period, licensed by the Governmental Entities of all jurisdictions in which they are required to be in order to Conduct and administer the Business. HN Life shall bear all costs and expenses relating to its own licensing and the licensing of its employees, agents and representatives.

(c) Each Party shall use its commercially reasonable efforts to secure any regulatory approval, consent, authorization or permit of, or filings with or notifications to, any Governmental Entity necessary for the performance of its obligations under this Agreement. Each Party shall provide to the other Party and their respective counsel the opportunity to review in advance and comment on all filings referred to or necessary to effectuate the transactions contemplated by this Agreement that are made with any Governmental Entity.

Section 4.6. Additional Undertakings by Seller and HN Life with Respect to the Business. Seller and HN Life shall or shall cause their Affiliates to:

(a) Prepare and deliver to United, in accordance with the timeframes set forth in the Transition Schedule, underwriting reports which list, as of the effective date of each such report, (i) Member census data (including zip code, age or date of birth, gender and plan type (e.g., employee-only, employee and spouse, employee-spouse-dependent)), (ii) agreed upon financial data (including premiums, claims data and large claims reporting (by group)) and (iii) risk scores, if any. A form of agreed upon underwriting report is attached hereto as Schedule 4.6(a).

(b) Permit reasonable access by United to personnel and Books and Records pertaining to the Business, including its underwriting accounts and experience files, to assist in the transition of the Business to Legacy United Entities. Such access shall be during normal business hours and on reasonable notice. To the extent any Books and Records include information unrelated to the Business or the Membership or information the disclosure of which would violate any contractual obligations of Seller, HN Life or their Affiliates, Seller and HN Life may, within a reasonable time period, redact such information from the Books and Records prior to providing access to United. If it is not reasonably practicable for Seller or HN Life to redact such information, Seller or HN Life may, at their expense, appoint a third party acceptable to United and Seller to review and confirm any information reasonably requested by United in connection therewith.

(c) Conduct and administer the Business in the ordinary course of business throughout the Transition Period consistent with past practice, taking into account the winding up and running out of the Business as contemplated under this Agreement. Without limiting the generality of the foregoing sentence, HN Life and Seller shall, taking into account the winding up and running out of the Business as contemplated under this Agreement, and as reasonably practicable taking into consideration the modifications to Seller’s and HN Life’s business pursuant to the Stock Purchase Agreement and Administrative Services Agreements, use commercially reasonable effort to (i) preserve their relationships with Governmental Entities, Brokers/Consultants, employees, HN Life Employer Groups and Members and (ii) maintain the facilities, systems, personnel and other resources necessary to enable them to comply with this Section 4.6(c). For the avoidance of doubt, the obligations of Seller and HN Life to use their commercially reasonable efforts in accordance with the preceding sentence shall not require either of them to (A) provide any compensation (or incur any other material cost or expense) with respect to an employee in excess of any such employee’s normal compensation in effect from time to time or (B) make any non-monetary change to their employment practices. Except as provided in this Agreement, HN Life shall not terminate existing contracts with self-funded HN Life Employer Groups, if any, following the Effective Date without the prior consent of United, which shall not be unreasonably withheld, delayed or conditioned.

Section 4.7. Sales or Use Taxes. Each Party shall pay any and all federal, state or local sales or use taxes, or other governmental assessments, if any, for which such Party is legally obligated as the result of the consummation of the transactions contemplated by this Agreement. Each Party shall timely prepare and timely file all returns and reports in respect of such taxes or assessments and cause the taxes or assessments to be timely remitted to the appropriate Governmental Authorities.

Section 4.8. Guarantees.

(a) Parent hereby guarantees the full, complete and timely performance by Seller and HN Life of each and every obligation of Seller and HN Life under this Agreement. If either Seller or HN Life defaults in the performance of any such obligations, then Parent will perform or cause to be performed such obligation immediately upon notice from United specifying the default. United may proceed to enforce its rights against Parent from time to time prior to, contemporaneously with, or after any enforcement against Seller or HN Life or without any enforcement against Seller or HN Life. The guarantee set forth in this Section shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full or all obligations of Seller and HN Life under this Agreement.

(b) UHG hereby guarantees the full, complete and timely performance by United of each and every obligation of United under this Agreement. If United defaults in the performance of any such obligations, then UHG will perform or cause to be performed such obligation immediately upon notice from Seller specifying the default. Seller may proceed to enforce its rights against UHG from time to time prior to, contemporaneously with, or after any enforcement against United or without any enforcement against United. The guarantee set forth in this Section shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full or all obligations of United under this Agreement.

ARTICLE V.

CONFIDENTIALITY AND PRIVACY

Section 5.1. Use of Confidential Information. The Parties acknowledge that each Party will have access to confidential and proprietary information concerning the other Parties and their respective businesses, which information is not readily available to the public, and acknowledge that the Parties have taken, and will continue to take, reasonable actions to ensure such information is not made available to the public. The Parties further agree that neither they nor their Representatives will at any time (during the term hereof or thereafter) disclose to any Person (except the Parties and their respective Affiliates, and the officers, directors, employees, agents, consultants and advisors (each a “Representative”) of each Party and their respective Affiliates, in each case, who reasonably require such information in order to perform their duties in connection with the services provided hereunder), directly or indirectly, or make any use of, for any purpose other than those contemplated by the Stock Purchase Agreement, the Administrative Services Agreements or this Agreement, any confidential information or trade secrets relating to the Business or the business affairs of the Parties.

Section 5.2. Disclosure. Subject to the terms and conditions set forth herein, a Party may disclose confidential information in the following circumstances (or as otherwise provided by this Agreement):

(a) if the confidential information is or becomes generally publicly known and available, through no act or omission by such Party or on its behalf or by any of its Representatives;

(b) in response to a court order or formal discovery request after notice to the other Parties is given and after providing such other Parties an opportunity to intervene in or object to such order or request, if permitted by Law; provided, however, that such disclosure shall be limited only to the extent that is required by such court order or formal disclosure request;

(c) if a proper request is made by any Governmental Entity, including pursuant to any market conduct, financial or other Governmental Entity examinations, after notice to the other Parties is given and after providing such other Parties an opportunity to object to such request, if permitted by Law; provided, however, that such disclosure shall be limited only to the extent that is required by such Governmental Entity;

(d) at the proper request of United; provided, however, that such disclosure shall be limited only to the extent that is reasonably necessary to satisfy such a request;

(e) as disclosed in any discussions with auditors, actuaries or outside counsel; or

(f) as otherwise required by applicable Law.

Section 5.3. Privacy Requirements. Each Party shall, and shall cause its Affiliates to, comply in all material respects with all applicable confidentiality and security obligations in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual insureds, enrolled beneficiaries or loss payment recipients (collectively “Nonpublic Personal Information”), that arise under those Laws applicable to such Party which are currently in place or which may become effective during the term of this Agreement, including the Gramm-Leach-Bliley Act and the Standards for Privacy of Individually Identifiable Health Information and all other privacy or security regulations promulgated by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996.

ARTICLE VI.

COOPERATION

Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including making available its respective officers and employees for interviews and meetings with Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a Party from time to time. If, at any time after the Effective Date, any further action is necessary or desirable to effectuate the purposes of this Agreement, each Party, as the case may be, shall execute and deliver or cause to be executed and delivered such instruments and other documents as shall be mutually agreed upon and shall take or cause to be taken all such further lawful and necessary action as mutually agreed upon including amending this Agreement, executing additional ancillary, delegation or other agreements, or taking such steps and measures as reasonably required, advisable or necessary pursuant to applicable Law or applicable accreditation or certification organizations.

ARTICLE VII.

INDEMNIFICATION

The Parties acknowledge and agree that the indemnification provisions of Article VII of the Stock Purchase Agreement shall apply to this Agreement.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1. Amendment and Modification. This Agreement may be amended, modified or supplemented, only by a written agreement signed by each of the Parties. No course of dealing between or among any of the Parties hereto shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 8.2. Waiver of Compliance; Consents. Any failure of United, on the one hand, or Parent, Seller or HN Life, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by United or Parent, or Seller, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

Section 8.3. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next Business Day when sent by overnight courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	to Seller and HN Life at:

Health Net, Inc. 21650 Oxnard Street

Woodland Hills, CA 91367

Attention: Linda V. Tiano, Senior Vice President,

General Counsel and Secretary

Facsimile: 818.676.7503

with a copy to:	Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Attention: James Beaubien, Esq.
Julian Kleindorfer, Esq.
Facsimile: 213.891.8763

(b)	to United:

UnitedHealthcare, Inc. 5901 Lincoln Drive Edina, MN 55426-1611 Attention: General Counsel and Attention: President and Chief Financial Officer Facsimile: 952.992.5250

and	UnitedHealth Group Incorporated 9900 Bren Road East Minnetonka, MN 55343 Attention: General Counsel Facsimile: 952.936.0044 Attention: Vice President, Corporate Development Facsimile: 952.936.3007

and	Oxford Health Plans, LLC
One Penn Plaza
New York, NY 10019
Facsimile: (203) 459-7171
Attention: Northeast Region Chief Executive Officer

with a copy to:	Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, MN 55402 Attention: Neal N. Peterson, Esq. Facsimile: (612) 340-2868

Section 8.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Party; provided, however, that United shall have the right, without the consent of Parent or Seller, to assign all of its rights, duties and obligations under this Agreement (a) to any Subsidiary of United or (b) in connection with the sale of all or substantially all of the capital stock or assets of United. For the avoidance of doubt, no such assignment shall relieve Parent or UHG of its obligations under Section 4.8.

Section 8.5. Change in Status. Seller or HN Life shall notify United promptly (a) following public announcement of entry by either such Person into any agreement that would result in (i) a majority of the capital stock of Seller or HN Life no longer being owned or controlled, directly or indirectly, by Parent (or its successor), or (ii) the sale or transfer of assets by Seller or HN Life, such that Seller or HN Life would be unable to perform their obligations under this Agreement, to a Person other than an Affiliate of Seller or HN Life, and (b) following the adoption of any plan to liquidate, merge or dissolve any of such entities. At least thirty (30) days prior to the closing of any sale, transfer or merger contemplated by the preceding sentence, at Parent’s election, either (A) the successor or survivor of the transaction shall reaffirm its obligations under this Agreement in writing to Buyer or (B) Parent shall certify to Buyer that it will fulfill, or caused to be fulfilled, the obligations of HN Life or Seller (as applicable) under this Agreement.

Section 8.6. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles thereof. Each of the Parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the City of New York, and of the United States District Court for the Southern District of New York (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. The Parties waive the right to trial by jury with respect to any claims hereunder. The Parties further irrevocably consent to the service of process out of the Chosen Courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Parties at their addresses referred to in Section 8.3 hereof.

Section 8.7. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.8. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The Parties are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Agreement and there shall be no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.9. Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law in equity.

Section 8.10. Entire Agreement; Further Assurance. This Agreement, the Stock Purchase Agreement (including the agreements, schedules, exhibits, documents or instruments referred to therein) and the other Transaction Documents embody the entire agreement and understanding of the Parties in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof. The Parties agree that, on and after the Effective Date, they shall execute any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof.

Section 8.11. No Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the Parties.

Section 8.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 8.13. Construction. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (vi) the term “including” means “including without limitation”; (vii) the term “foreign” is used with respect to the United States; and (viii) unless the context otherwise requires, an accounting term not otherwise defined in this Agreement has the meaning assigned thereto in accordance with GAAP, consistently applied in accordance with the historical practices of Parent, Seller and HN Life, as the case may be, insofar as such practices are in accordance with GAAP. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Section 8.14. Duration. This Agreement shall commence as of the Effective Date and shall continue in effect until the termination date of the final HN Life Health Plan Contract and Renewal Contract, on which date it shall automatically terminate.

Section 8.15. Survival. Articles V, VI, VII and VIII (other than Section 8.5) shall survive the termination of this Agreement.

[Signature Pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers, as of the Effective Date.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ G. Mike Mikan
Name:	G. Mike Mikan
Title:	Executive Vice President and Chief Financial Officer

UNITED HEALTHCARE INSURANCE COMPANY

By:	/s/ G. Mike Mikan
Name:	G. Mike Mikan
Title:	Executive Vice President and Chief Financial Officer

OXFORD HEALTH PLANS, LLC

By:	/s/ Jeffrey D. Alter
Name:	Jeffrey D. Alter
Title:	Chairman and Chief Executive Officer

OXFORD HEALTH INSURANCE, INC.

By:	/s/ Jeffrey D. Alter
Name:	Jeffrey D. Alter
Title:	Chairman and Chief Executive Officer

Signature Page to Business Transition Agreement

HEALTH NET, INC.

By:	/s/ Jay M. Gellert
Name:	Jay M. Gellert
Title:	President and Chief Executive Officer

Signature Page to Business Transition Agreement

HEALTH NET OF THE NORTHEAST, INC.

By:	/s/ Paul Lambdin
Name:	Paul Lambdin
Title:	President

Signature Page to Business Transition Agreement

HEALTH NET LIFE INSURANCE COMPANY

By:	/s/ Steven J. Sell
Name:	Steven J. Sell
Title:	President

Signature Page to Business Transition Agreement